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                                                                     Exhibit 2.3


                                CERTIFICATE OF MERGER

                                          OF

                                  DMAC MERGER CORP.
                               (a Delaware Corporation)

                                         INTO

                               AMERICOMM HOLDINGS, INC.
                               (a Delaware Corporation)

                              --------------------------

                       Pursuant to Section 251 of the General
                      Corporation Law of the State of Delaware

                              --------------------------

          AmeriComm Holdings, Inc. a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

          1. The names and states of incorporation of each of the constituent corporations are as follows: AmeriComm Holdings, Inc. is a corporation duly organized and existing under the laws of the State of Delaware. DMAC Merger Corp. ("DMAC") is a corporation duly organized and existing under the laws of the State of Delaware.

          2. Section 251 of the General Corporation Law of the State of Delaware permits the merger of two corporations organized and existing under the laws of the State of Delaware.

          3. By Unanimous Written Consent of the Board of Directors of the Corporation on May 16, 1998, the Board of Directors of the Corporation duly adopted resolutions approving the Agreement and Plan of Merger by and among DMAC Holdings, Inc., DMAC and the Corporation (the "Agreement and Plan of Merger"), which was executed by the parties thereto as of May 18, 1998 and pursuant to which DMAC will be merged with and into the Corporation.


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          4.   By Unanimous Written Consent of the Board of  Directors of DMAC
on May 16, 1998, the Board of Directors of DMAC duly adopted resolutions approving the Agreement and Plan of Merger.

          5. By Written Consent of the Sole Shareholder of DMAC dated as of May 16, 1998, the shareholder of DMAC duly approved the Agreement and Plan of Merger in accordance with the requirements of the General Corporation Law of the State of Delaware.

          6. The Agreement and Plan of Merger was approved, adopted, certified, executed and acknowledged by each of DMAC and the Corporation in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

          7. The name of the surviving corporation shall be AmeriComm Holdings, Inc. The certificate of incorporation of the surviving corporation shall be the certificate of incorporation of AmeriComm Holdings, Inc. which shall be amended as follows:

     Article FOURTH is hereby amended by deleting such Article in its entirety and replacing in lieu thereof the following:

          "FOURTH: The total authorized capital stock of the Corporation shall be 100 shares of Common Stock, all of which are $0.001 par value."

          9. The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation at AmeriComm Holdings, Inc., 5775 Peachtree Dunwoody Road, Suite C150, Atlanta, Georgia 30342.

          10. A copy of the Agreement and Plan of Merger will be furnished by the Corporation, on request and without cost, to any stockholder of either the Corporation or DMAC.






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               IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Chief Executive Officer this 26th day of June, 1998.


                                   AMERICOMM HOLDINGS, INC.




                                   By /s/ Robert M. Miklas
                                     ---------------------------
                                     Name:  Robert M. Miklas
                                     Title: President and Chief Executive
                                            Officer




















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